Exhibit 99.1

Spero Therapeutics Announces Positive Topline Results from Phase 1 Bronchoalveolar Lavage Clinical Trial of SPR206, A Novel Intravenous Next Generation Polymyxin Antibiotic for the Treatment of Multi-drug Resistant Gram-Negative Infections in the Hospital Setting

SPR206 shown to be well-tolerated; achieved lung exposures consistent with predicted therapeutic levels, when administered three times daily at 100 mg

Results support further development of SPR206 in the setting of hospital-acquired pneumonia and ventilator-associated pneumonia

CAMBRIDGE, Mass., February 16, 2022 — Spero Therapeutics, Inc. (Nasdaq: SPRO), today announced topline findings from its Phase 1 bronchoalveolar lavage (BAL) clinical trial of SPR206, an intravenously (IV)-administered next-generation polymyxin product candidate. SPR206 was derived from Spero’s potentiator platform and is in development to treat serious multi-drug resistant (MDR) gram-negative infections in the hospital setting.

The Phase 1 BAL study evaluated the safety and pharmacokinetics (PK) of SPR206 when administered at 100 mg, three times daily. Results showed that SPR206 was generally well-tolerated with a mean lung epithelial lining fluid (ELF) to plasma concentration ratio of 0.264, with area under the curve (AUC) from 0-8 hours used to estimate the total uptake of SPR206. Importantly, the mean concentration of SPR206 in the lung ELF exceeds the SPR206 MIC (minimum inhibitory concentration) for targeted gram-negative pathogens for the entirety of the 8-hour dosing period.

“Many of the patients we hope to serve suffer from extensive drug-resistant bacterial lung infections with fewer treatment options available to them each day”, said David Melnick, M.D., Chief Medical Officer of Spero Therapeutics. “These promising results show that SPR206 achieves concentrations in lung epithelial lining fluid which may be sufficient to advance the development of SPR206 into clinical trials of patients with serious life-threatening pulmonary infections.”

“SPR206 has achieved an important milestone, as these data support our belief that SPR206 has the potential to offer therapeutic activity against MDR gram-negative lung infections,” said Ankit Mahadevia, M.D., Chief Executive Officer of Spero. “Together with our prior Phase 1 and pre-clinical data, we look forward to engaging with regulators as we plan the continued development of SPR206.”

About the SPR206 Bronchoalveolar Lavage (BAL) Trial

The Phase 1 BAL clinical trial was an open-label study designed to enroll 30 healthy volunteers into five cohorts. Subjects received three 100 mg doses of SPR206 infused every eight hours over one day. The objectives of the study were to evaluate the intrapulmonary pharmacokinetics (PK), including epithelial lining fluid (ELF) and alveolar macrophage (AM) concentrations of SPR206 compared to plasma concentrations to establish dose requirements for clinical efficacy of SPR206 in the setting of hospital-acquired pneumonia (HAP)/ventilator-associated pneumonia (VAP). This study was conducted in collaboration with, and with financial support from, the United States Department of Defense (Award No. W81XWH1910295).

About SPR206

SPR206 is an IV-administered next generation polymyxin product candidate designed to act directly on Gram-negative bacterial infections through the molecule’s interactions with the bacterial outer membrane. In pre-clinical studies, SPR206 has demonstrated potent broad-spectrum activity against Gram-negative bacteria, including organisms identified by the Centers for Disease Control and Prevention and the World Health Organization as urgent and serious threats to human health. Spero has completed a first-in-human Phase 1 assessment of SPR206 in which the product candidate was generally well tolerated and demonstrated no evidence of nephrotoxicity at anticipated therapeutic doses. A Phase 1 bronchoalveolar lavage (BAL) clinical trial assessing the penetration of SPR206 into the pulmonary compartment has been completed and a Phase 1 renal impairment clinical trial of SPR206 is ongoing. For more information on these trials and their design, see ClinicalTrials.gov identifiers NCT04868292 (BAL trial) and NCT04865393 (renal impairment trial). SPR206 has been granted Qualified Infectious Disease Product (QIDP) designation by the United States Food and Drug Administration (FDA) for the treatment of complicated urinary tract infections and hospital-acquired bacterial pneumonia and ventilator-associated bacterial pneumonia (HABP/VABP).

Department of Defense

SPR206 clinical trials have been supported by the Office of the Assistant Secretary of Defense for Health Affairs, through the Joint Warfighter Medical Research Program under Award No. W81XWH1910295. Opinions, interpretations, conclusions, and recommendations are those of the author and are not necessarily endorsed by the Department of Defense. The U.S. Army Medical Research Acquisition Activity, 839 Chandler Street, Fort Detrick MD 21702-5014 is the awarding and administering acquisition office.

About Spero Therapeutics

Spero Therapeutics, Inc. is a multi-asset, clinical-stage biopharmaceutical company focused on identifying, developing and commercializing novel treatments for MDR bacterial infections and rare diseases.

Spero’s lead product candidate, tebipenem HBr (tebipenem pivoxil hydrobromide; formerly SPR994), is being developed as the first oral carbapenem antibiotic for use in cUTI, including pyelonephritis. On January 3, 2022, Spero announced that the FDA has accepted its NDA for tebipenem HBr tablets.

Tebipenem HBr is an investigational drug in the United States and is currently not approved for the treatment of complicated urinary tract infection, including pyelonephritis.

Spero is also developing SPR720 as a novel oral therapy product candidate for the treatment of a rare, orphan pulmonary disease caused by non-tuberculous mycobacterial infections.

Spero also has an IV-administered next generation polymyxin product candidate, SPR206, developed from its potentiator platform, which is being developed to treat MDR Gram-negative infections in the hospital setting.

For more information, visit https://sperotherapeutics.com.

Forward Looking Statements

This press release may contain forward-looking statements. These statements include, but are not limited to, statements about the future development and commercialization of SPR206; the efficacy of SPR206 in treating patients with pulmonary and MDR infections; the design, initiation, timing, progress and results of Spero’s preclinical studies and clinical trials and its research and development programs; and management’s assessment of the results of such preclinical studies and clinical trials. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intent,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the COVID-19 pandemic; the timing and content of advice given and decisions made by regulators, including the FDA; Spero’s need for additional funding; the lengthy, expensive, and uncertain process of clinical drug development; whether results obtained in preclinical studies and clinical trials will be indicative of results obtained in future clinical trials; Spero’s reliance on third parties to manufacture, develop, and commercialize its product candidates, if approved; the ability to develop and commercialize Spero’s product candidates, if approved; the potential impact of the COVID-19 pandemic; Spero’s ability to retain key personnel and to manage its growth; whether Spero’s cash resources will be sufficient to fund its continuing operations for the periods and/or trials anticipated; and other factors discussed in the “Risk Factors” set forth in filings that Spero periodically makes with the U.S. Securities and Exchange Commission. The forward-looking statements included in this press release represent Spero’s views as of the date of this press release. Spero anticipates that subsequent events and developments will cause its views to change. However, while Spero may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Spero’s views as of any date subsequent to the date of this press release.

Investor Relations Contact:

Ted Jenkins

Vice President, Investor Relations and Specialty Finance

Tjenkins@sperotherapeutics.com

(617) 798-4039

Media Contact:

Jacqueline Pomfret Kirby

Vice President, Corporate Affairs

Jkirby@sperotherapeutics.com

(617) 798-4074